As filed with the Securities and Exchange Commission on July 6, 2018

Registration No. 333-164282

Registration No. 333-173416

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-164282

FORM S-3 REGISTRATION STATEMENT NO. 333-173416

UNDER

THE SECURITIES ACT OF 1933

Cavium, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0558625
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2315 N. First Street, San Jose, California	95131
(Address of Principal Executive Offices)	(Zip Code)

Jean Hu

President and Chief Financial Officer

Cavium, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

With copies to:

Richard E. Climan

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Tel.: (650) 463-4000

Fax: (650) 463-4199

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), relates to the following registration statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Cavium, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement No. 333-164282 registering 1,467,612 shares of common stock of the Registrant, $0.001 par value per share (the “Common Stock”), for resale, from time to time, by the selling stockholders named in the Registration Statement; and

•	Registration Statement No. 333-173416 registering 806,265 shares of Common Stock for resale, from time to time, by the selling stockholders named in the Registration Statement.

On July 6, 2018, Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell”) completed the merger contemplated by the Agreement and Plan of Merger, dated as of November 19, 2017 (the “Merger Agreement”), by and among Marvell, Kauai Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Marvell (“Merger Sub”) and the Registrant. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Marvell. At the effective time of the Merger, each outstanding share of Common Stock (other than shares owned as treasury stock by the Registrant, which were canceled) was converted into the right to receive: (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest.

In connection with the closing of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and. In addition, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements but not sold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 6th day of July, 2018.

Cavium, Inc.

By:	/s/ Jean Hu
Name:	Jean Hu
Title:	President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.